Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces March 2022 and First Quarter 2022 Catastrophe Losses, Prior Year Reserve Reestimates and Implemented Auto Rates

NORTHBROOK, Ill., April 21, 2022 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of March of $227 million or $179 million, after-tax. March catastrophe losses included six events, primarily tornado and wind in Texas and the southeast, estimated at $246 million, plus favorable reserve reestimates for prior events. Catastrophe losses for the first quarter totaled $462 million, pre-tax.
Inflationary trends continue to adversely impact both current and prior report year incurred severity and loss reserve estimates. As a result, beginning with this month’s release, we are further expanding reporting transparency by disclosing quarterly non-catastrophe prior year reserve reestimates (favorable or unfavorable) in the release issued for the final month of each quarter. For the first quarter of 2022, unfavorable non-catastrophe prior year reserve reestimates totaled approximately $160 million and were primarily driven by both auto physical damage and bodily injury severity. Prior year reestimates reflect the impact of rapid increases in loss costs since the second quarter of 2021. We also continue to experience the impact of elevated severity inflation in the current report year, with Allstate brand report year incurred severity on property damage and bodily injury coverages estimated to increase by 11.0% and 8.0%, respectively, relative to 2021.

“Given the ongoing loss-cost impacts of the current inflationary environment, Allstate has increased the magnitude of auto rate increases we expect to implement throughout 2022. In March, Allstate brand implemented rate increases averaged 9.8% across 15 locations, resulting in total Allstate brand insurance premium impact of 1.4%. National General implemented rate increases averaged 3.8% across 7 locations in the month. In the Allstate brand, we have implemented 53 rate increases averaging approximately 8.2% across 41 locations since the beginning of the fourth quarter 2021. These locations represent approximately 62% of 2021 Allstate brand auto written premiums. The increase to Allstate brand total auto insurance written premiums of approximately 6.5% implemented over this six-month period will be earned throughout this year and into 2023,” said Mario Rizzo, Chief Financial Officer of The Allstate Corporation. Our implemented auto rate exhibit has been posted on allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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